 EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts-Independent Registered Public Accounting Firm” and to the use of our report dated April 29, 2025 in the Amendment No. 1 to the Registration Statement (File No. 333-285222) and related Prospectus of Guggenheim Defined Portfolios, Series 2485.

/s/ Grant Thornton LLP____________________

GRANT THORNTON LLP

Chicago, Illinois

April 29, 2025